Exhibit 99.1

Galectin Therapeutics Reports Financial Results for the Quarter Ended September 30, 2022 and Provides Business Update

NORCROSS, Ga., November 14, 2022 (GLOBE NEWSWIRE) – Galectin Therapeutics, Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today reported financial results and provided a business update for the three months ended September 30, 2022. These results are included in the Company's Quarterly Report on Form 10-Q, which has been filed with the U.S. Securities and Exchange Commission and is available at www.sec.gov.

Joel Lewis, Chief Executive Officer and President, stated: “The Company made outstanding progress this quarter.  In addition to securing the largest financing in the Company’s history, which extended our cash runway for planned trial expenditures through 2024, we accelerated recruitment on NAVIGATE, our global pivotal NASH cirrhosis trial, and continue to progress towards our goal of full enrollment around the end of 2022.   We presented at multiple conferences culminating in our submission of five scientific presentations that were accepted and presented at the American Association for the Study of Liver Diseases (AASLD) in the first week of November.   During AASLD, we had the opportunity to host some of our investigators and their staff.  I want to thank all of those who attended for their dedication to our program and for the insight they shared with us.  I truly believe the knowledge you shared will enable us to reach our enrollment goals, as well as our overall goals for our study.

“Additionally, as recently announced, our team successfully completed an Investigational New Drug (IND) application and received a Study May Proceed letter from FDA, for belapectin in combination with a Keytruda for the treatment of Head and Neck cancers.”

Dr. Pol Boudes, Chief Medical Officer, stated: “I, along with several other team members, have visited multiple sites and investigators over the past few months, in addition to meeting with several more at recent industry conferences. We continue to receive consistent and supportive feedback from investigators regarding the importance and uniqueness of NAVIGATE and the potential to bring a therapy to patients with cirrhosis and portal hypertension for this large unmet medical need. We have now randomized 279 patients of the planned 315 patients with an additional 74 patients currently in screening.”

Financial Results

For the three months ended September 30, 2022, the Company reported a net loss applicable to common stockholders of $8.6 million, or ($0.14) per share, compared to a net loss applicable to common stockholders of $8.6 million, or ($0.14) per share for the three months ended September 30, 2021.

Research and development expenses for the three months ended September 30, 2022, were $6.6 million compared with $6.6 million for the three months ended September 30, 2021. These are primarily due to costs related to the NAVIGATE clinical trial and other supportive activities. General and administrative expenses for the three months ended September 30, 2022 were $1.5 million, compared to $1.6 million for the three months ended September 30, 2021. The decrease was primarily due to a decrease in legal expenses.

As of September 30, 2022, the Company had $15.8 million of cash and cash equivalents. The Company believes it has sufficient cash, including availability under its $60 million line of credit, to fund currently planned operations and research and development activities through at least December 31, 2024.

About Belapectin

Belapectin is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of NASH and fibrosis. Galectin-3 plays a major role in diseases that involve scarring of organs, including fibrotic disorders of the liver, lung, kidney, heart and vascular system. Belapectin binds to galectin-3 and disrupts its function. Preclinical data in animals have shown that belapectin has robust treatment effects in reversing liver fibrosis and cirrhosis. A Phase 2 study showed belapectin may prevent the development of esophageal varices in NASH cirrhosis, and these results provide the basis for the conduct of the NAVIGATE trial. The NAVIGATE trial (www.NAVIGATEnash.com), titled “A Seamless Adaptive Phase 2b/3, Double-Blind, Randomized, Placebo-controlled Multicenter, International Study Evaluating the Efficacy and Safety of Belapectin (GR-MD-02) for the Prevention of Esophageal Varices in NASH Cirrhosis,” began enrolling patients in June 2020, and is posted on www.clinicaltrials.gov (NCT04365868). Galectin-3 has a significant role in cancer, and the Company has supported a Phase 1b study in combined immunotherapy of belapectin and KEYTRUDA in advanced melanoma and in head and neck cancer. This trial provided a strong rationale for moving forward into a Company-sponsored Phase 2 development program, which the company is exploring.

About Fatty Liver Disease with Advanced Fibrosis and Cirrhosis

Non-alcoholic steatohepatitis (NASH) has become a common disease of the liver with the rise in obesity and other metabolic diseases. NASH is estimated to affect up to 28 million people in the U.S. It is characterized by the presence of excess fat in the liver along with inflammation and hepatocyte damage (ballooning) in people who consume little or no alcohol. Over time, patients with NASH can develop excessive fibrosis, or scarring of the liver, and ultimately liver cirrhosis. It is estimated that as many as 1 to 2 million individuals in the U.S. will develop cirrhosis as a result of NASH, for which liver transplantation is the only curative treatment available. Approximately 9,000 liver transplants are performed annually in the U.S. There are no drug therapies approved for the treatment of liver fibrosis or cirrhosis.

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug belapectin (formerly known as GR-MD-02) is a carbohydrate-based drug that inhibits the galectin-3 protein which is directly involved in multiple inflammatory, fibrotic, and malignant diseases, for which it has Fast Track designation by the U.S. Food and Drug Administration. The lead development program is in non-alcoholic steatohepatitis (NASH) with cirrhosis, the most advanced form of NASH-related fibrosis. This is the most common liver disease and one of the largest drug development opportunities available today. Additional development programs are in treatment of combination immunotherapy for advanced melanoma and other malignancies. Advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for belapectin will lead to the first therapy for the treatment of fatty liver disease with cirrhosis and those regarding the hope that our lead compounds will be successful in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that trial endpoints required by the FDA may not be achieved; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies as modified to meet the requirements of the FDA may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. Global factors such as coronavirus may continue to impact NASH patient populations around the globe and slow trial enrollment and prolong the duration of the trial and significantly impact associated costs.  For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Jack Callicutt, Chief Financial Officer
(678) 620-3186
ir@galectintherapeutics.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc. Belapectin is the USAN assigned name for Galectin Therapeutics’ galectin-3 inhibitor belapectin (GR-MD-02).

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands, except per share data)
Operating expenses:
Research and development	$6,598	$6,613	$22,730	$17,962
General and administrative	1,524	1,631	4,989	4,792
Total operating expenses	8,122	8,244	27,719	22,754
Total operating loss	(8,122)	(8,244)	(27,719)	(22,754)
Other income (expense):
Interest income	18	1	22	3
Interest expense	(269)	(111)	(725)	(217)
Change in fair value of derivative	(224)	(166)	280	(338)
Total other income	(475)	(276)	(423)	(552)
Net loss	$(8,597)	$(8,520)	$(28,142)	$(23,306)
Preferred stock dividends	16	(37)	(32)	(104)
Warrant modification
Net loss applicable to common stock	$(8,581)	$(8,557)	$(28,174)	$(23,410)
Basic and diluted net loss per share	$(0.14)	$(0.14)	$(0.47)	$(0.40)
Shares used in computing basic and diluted net loss per share	59,396	59,290	59,380	58,253

Condensed Consolidated Balance Sheet Data

	September 30, 2022	December 31, 2021
	(in thousands)
Cash and cash equivalents	$15,831	$39,648
Total assets	17,914	41,827
Total current liabilities	9,588	9,033
Total liabilities	40,249	39,211
Total redeemable, convertible preferred stock	1,723	1,723
Total stockholders’ (deficit) equity	$(24,058)	$893

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